ALPINE EQUITY TRUST
AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of September 22, 2008, to the Distribution Agreement, dated as of December 28, 2001 (the “Agreement”), is entered into by and among Alpine Equity Trust, a Delaware business trust (the “Trust”), Alpine Woods Capital Investors, LLC (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (“Distributor”).
RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust desires to amend the Agreement to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE EQUITY TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Samuel A. Lieber	By: /s/ James R. Schoenike

Name: Samuel A. Lieber	Name: James R. Schoenike

Title: President	Title: President

ALPINE WOODS CAPITAL INVESTORS, LLC

By: /s/ Samuel A. Lieber

Name: Samuel A. Lieber

Title: Chairman/CEO

Schedule A
to the
Distribution Agreement

Separate Series of Alpine Equity Trust

Name of Series	Date Added to Trust

Alpine U.S. Real Estate Equity Fund	9/1/1993
Alpine International Real Estate Equity Fund	2/1/1989
Alpine Realty Income & Growth Fund	12/29/1998
Alpine Global Infrastructure Fund	on or after 9/30/2008
Alpine Emerging Markets Real Estate Fund	on or after 9/30/2008